Exhibit 99.3

Watson Pharmaceuticals, Inc.

Non-GAAP Reconciliation Table - Twelve Months Ended December 31, 2011

(in millions, except per share amounts)

		NON-GAAP ADJUSTMENTS
	GAAP Results	Amortization Expense (1)	Proposed Legal Settlements (2)	Acquisition & Licensing (3)	Accretion Expense (4)	Global Supply Chain (5)	Impairments / Asset Sales (6)	All Other (7)	Non-GAAP Results
Net revenues	$4,584.4	$—	$—	$—	$—	$—	$—	$(9.8)	$4,574.6

Operating Expenses:
Cost of Goods Sold (excludes amortization, presented below)	2,564.9	—	—	(2.8)	—	(9.4)	—	—	2,552.7
Research and development	295.4	—	—	6.2	—	(4.8)	—	—	296.8
Selling and marketing	401.8	—	—	—	—	(1.4)	—	—	400.4
General and administrative	353.1	—	(5.0)	(6.8)	—	(0.7)	—	—	340.5
Amortization	354.3	(354.3)	—	—	—	—	—	—	—
Loss (gain) on asset sales and impairments, net	78.7	—	—	(34.4)	—	—	(44.3)	—	—

Total operating expenses	4,048.2	(354.3)	(5.0)	(37.8)	—	(16.3)	(44.3)	—	3,590.4
Operating Income	536.2	354.3	5.0	37.8	—	16.3	44.3	(9.8)	984.2
Other (expense) income:
Interest income	2.1	—	—	—	—	—	—	—	2.1
Interest expense	(81.8)	—	—	(8.3)	37.8	—	—	—	(52.2)
Other income	(0.5)	1.2	—	—	(0.3)	—	—	(3.4)	(3.0)

Total other (expense) income, net	(80.2)	1.2	—	(8.3)	37.5	—	—	(3.4)	(53.1)
Income before income taxes and noncontrolling interest	456.0	355.5	5.0	29.5	37.5	16.3	44.3	(13.2)	931.0
Provision for income taxes	196.9	108.3	2.2	7.9	2.3	4.2	8.8	(1.6)	329.0

Net Income	259.1	247.2	2.8	21.6	35.2	12.1	35.5	(11.6)	602.0
Loss attributable to noncontrolling Interest	1.8	—	—	—	—	—	—	—	1.8

Net income attributable to common shareholders	$260.9	$247.2	$2.8	$21.6	$35.2	$12.1	$35.5	$(11.6)	$603.8

Diluted earnings per share	$2.06								$4.77
Diluited weighted average shares outstanding	126.5								126.5

Explanation of reconciling items to arrive at non-GAAP financial results:

1.	Includes amortization expense of acquired intangible assets, such as product rights, and amortization of the excess purchase price of an equity method investments recorded in other income.
2.	Includes $5.0 associated with the proposed legal settlement in the Quinine Sulfate litigation matter.
3.

Amount in cost of goods sold includes $10.0 amortization of inventory step-up related to the Specifar acquisition and $0.6 fair value adjustments of certain contingent obligations relating to the acquisition of our progesterone gel business from Columbia Labs, offset by $7.8 fair value adjustment of certain contingent obligations due to the Arrow Group selling shareholders based on the after-tax gross profits (as defined under the agreement) on expected future sales of atorvastatin. Amount in research and development includes $7.7 fair value adjustment of certain contingent oblgations relating to the acquisition of our progesterone business from Columbia Labs, offset by a $1.5 milestone payment made in connection with Rapaflo(R) territory expansion in Latin America. Amount in general and administrative includes $6.5 related to Specifar acquisition costs and $0.3 other acquisition and licensing expenses. Amount in loss (gain) on asset sales and impairments includes $75.8 non-cash impairment charge of in-process research and development intangible assets relating to the progesterone gel business and a $7.6 other-than-temporary impairment charge related to our Columbia Labs equity-method investment, offset by $49.0 fair value adjustment of certain contingent oblgations relating to the acquisition of our progesterone business from Columbia Labs. Amount in interest expense includes $8.3 reversal of previously recorded interest accretion on contingent oblgations relating to our progesterone gel business.

4.	Amount in interest expense represents a non-cash fair value adjustment related to the Company’s preferred stock of $16.7 and an adjustment to the fair value of contingent liabilities associated with the acquisitions of Arrow Group, the progesterone business from Columbia Labs and Specifar of $13.2, $6.1 and $1.8, respectively. These adjustments are based upon the passage of time and are classified as interest expense. Amount in other income represents a non-cash adjustment to the fair value of a contingent asset associated with the acquisition of Specifar.
5.	Represents amounts attributable to our global supply chain initiative to improve efficiencies primarily within our Generics segment. The costs relate to the closures of our Carmel, NY manufacturing facility; Groveport, OH distribution center; manufacturing operations in Canada, India and Corona, CA; R&D facilities in Canada, Australia and Corona, CA. Amounts in cost of goods sold include: $3.8 accelerated depreciation; $2.3 severance and retention; $2.2 product transfer costs; and $1.1 facility decommission costs. Amounts in research and development include: $2.6 severance and retention; $1.0 accelerated depreciation; and a $1.2 inventory charge associated with the transfer of products in develpoment. Amounts in selling and marketing include $1.4 severance and retention. Amounts in general and administrative include $0.4 accelerated depreciation and $0.3 severance and retention.
6.	Includes non-cash impairment charges of $27.0 related to in-process research and development intangible assets and impairment charges related to the sale of our Australia R&D facility and two buildings at our Copiague, New York manufacturing facility of $14.4, loss on sale of an equity method investment of $2.4 and an impairment of an equity method investment of $1.8, offset by gains on asset sales,
7.	Amount in net revenues includes $7.4 gain from the settlement of a contingent asset acquired in connection with a prior business combination and $2.4 payment received relating to a divested business. Amount in other income includes $2.1 gain from the reversal of a reserve established in connection with an acquisition that is no longer required, $1.0 received under the terms of a contract manufacturing agreement in connection with a product divestiture as part of a previous acquisition and $0.6 gain from the sale of securities offset by $0.3 charge relating to the revaluation of securities issued by an equity method investee.